Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS REPORTS THIRD QUARTER 2009 RESULTS;
ANNOUNCES DISTRIBUTION AGREEMENT FOR RENALGUARD® IN BRAZIL

FRANKLIN, Mass., November 10, 2009 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three and nine month periods ended September 30, 2009.

Third quarter 2009 total revenues were $1,023,000, down from $1,598,000 in the third quarter of 2008. The net loss for the third quarter of 2009 was $358,000, or $0.01 per diluted share, compared to a net loss of $285,000, or $0.01 per diluted share, in the third quarter of 2008.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated, “This past quarter saw the first public release of very positive preliminary data from the clinical trial of our RenalGuard System™ in Italy. The data was presented at two significant medical conferences: in Spain in late August and a month later in the U.S., providing us with important opportunities to respond to growing interest from practitioners and potential distributors about RenalGuard®.  In the initial data, only 4.6% of patients treated with RenalGuard in the trial acquired Contrast- Induced Nephropathy (CIN) whereas 14.9% of the patients in the control group were determined to have acquired CIN, thus demonstrating an advantage to using RenalGuard with the ever-growing segment of at-risk patients undergoing imaging procedures.”

He added, “We have always believed that positive data from the Italian clinical study would drive additional distributor agreements, and our announcement today of a distribution agreement in Brazil, a very large potential market for RenalGuard, confirms our confidence. Based upon the number of discussions in which we are now engaged for potential distribution around the world, we are very pleased with the results of our participation in these conferences As the number of distributors has increased, with RenalGuard now on the market in Italy, Spain, Bangladesh and Pakistan, we also hope to use the heightened interest to generate stronger sales.”

Separately, PLC announced today that that it has entered into a five year exclusive agreement with DISCOMED Comercio de Produtos Hospitalares Ltda., of Porto Alegre, Brazil, for distribution of its RenalGuard System™  in Brazil.  DISCOMED is an established distributor of medical technology and devices in Brazil. DISCOMED is applying for an import license through ANVISA, the Brazilian registration authority, and expects approval in approximately 9 months.

PLC shipped 275 single use sets associated with its RenalGuard System internationally during the third quarter of 2009, along with nine consoles, associated with its launch of RenalGuard in Italy and Spain. In comparison, the company shipped 50 RenalGuard sets and five consoles in the third quarter of 2008.

During the third quarter of 2009, 223 disposable TMR kits were shipped, consisting of 218 kits shipped to hospitals in the U.S. by Novadaq Technologies, PLC’s U.S. TMR marketing and distribution partner, and five kits shipped internationally by PLC. In comparison, a total of 409 disposable TMR kits were shipped worldwide during the third quarter of 2008.

PLC recorded no new domestic or international laser sales during the third quarter of 2009. In the same quarter of 2008, PLC shipped three new CO2 Heart Lasers (HL2). PLC ended the third quarter of 2009 with 168 HL2 lasers located at heart centers throughout the U.S.

Nine Months Results

For the first nine months of 2009, total revenues were $3,810,000, compared to $4,076,000 in the same period of 2008. The net loss for the first nine months of 2009 was $1,023,000, or $0.03 per share, compared to a net loss of $1,718,000, or $0.06 per share, in the first nine months of 2008.

Conference Call

PLC Systems will host a conference call today, November 10, 2009, at 11:00 a.m. ET to discuss these matters. The call may be joined by dialing (800) 561-2718, or internationally, (617) 614-3525 at least ten minutes prior to the start of the call. The passcode is 31036960. A live webcast of the call will be accessible at the investor relations section of the Company’s website at www.plcmed.com.  An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Massachusetts, PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina.  PLC’s newest product, RenalGuard, is approved for sale in the EU as a general fluid balancing device. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, we may be unable to raise sufficient funds in the future to implement our business plan and/or commence our planned U.S. clinical trial for RenalGuard, the current  clinical trials in Italy and the planned future U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking

Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2008, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC, CO2 Heart Laser, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

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PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Product sales	$701	$1,203	$2,824	$3,041
Service fees	322	395	986	1,035
Total revenues	1,023	1,598	3,810	4,076

Cost of revenues:
Product sales	311	647	1,059	1,290
Service fees	189	182	516	517
Total cost of revenues	500	829	1,575	1,807
Gross profit	523	769	2,235	2,269

Operating expenses:
Selling, general and administrative	702	619	2,667	2,420
Research and development	180	516	594	1,726
Total operating expenses	882	1,135	3,261	4,146

Loss from operations	(359)	(366)	(1,026)	(1,877)

Other income, net	1	11	3	89
Loss before income taxes	(358)	(355)	(1,023)	(1,788)
Benefit from income taxes	—	(70)	—	(70)
Net loss	$(358)	$(285)	$(1,023)	$(1,718)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.06)
Average shares outstanding:
Basic and diluted	30,351	30,332	30,351	30,331

CONDENSED BALANCE SHEET

	September 30, 2009	December 31, 2008
Cash and cash equivalents	$3,252	$5,026
Total current assets	5,648	7,562
Total assets	5,924	7,913
Total current liabilities	2,941	3,364
Shareholders’ equity	2,302	3,191

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